SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. 5)
RALSTON PURINA COMPANY
(Name of Issuer)
Ralston-Ralston Purina Group Common
Stock (Title of Class of Securities)
751277302
(CUSIP Number)
Check the following box if a fee is being
paid with this statement.
(A fee is not required only if the filing
person: (1) has a previous statement on
file reporting beneficial ownership of
more than five percent of the class of
securities described in Item 1; and (2)
has filed no amendment subsequent thereto
reporting beneficial ownership of five
percent or less of such class). (See Rule
13d-7).
The remainder of this cover page shall be
filled out for a reporting person's
initial filing on this form with respect
to the subject class of securities, and
for any subsequent amendment containing
information which would alter the
disclosures provided in a prior cover
page.
The information required in the remainder
of this cover page shall not be deemed to
be "filed" for the purpose of Section 18
of the Securities Exchange Act of 1934
("Act") or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see the
Notes).
(Continued on following pages(s))
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1692709
6
SHARED VOTING POWER
6618793
7
SOLE DISPOSITIVE POWER
665962
8
SHARED DISPOSITIVE POWER
5449160
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6320611
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9 5.92
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP* (a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1692709
6
SHARED VOTING POWER
6618793
7
SOLE DISPOSITIVE POWER
665962
8
SHARED DISPOSITIVE POWER
5449160
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6320611
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.92
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
128522
6
SHARED VOTING POWER
5777
7
SOLE DISPOSITIVE POWER
71990
8
SHARED DISPOSITIVE POWER
61459
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
155859
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .15
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
2550
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
2550
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
2550
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
90737
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
13043
8
SHARED DISPOSITIVE POWER
3140
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
92937
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .09
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
90737
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
13043
8
SHARED DISPOSITIVE POWER
3140
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
92937
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES * 11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .09
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
TradeStreet Investment Associates,
Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
20660
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
20660
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
20660
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .02
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1450240
6
SHARED VOTING POWER
4613016
7
SOLE DISPOSITIVE POWER
557719
8
SHARED DISPOSITIVE POWER
5384561
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6069265
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.69
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Ralston Purina Company
Item 1(b) Address of Issuer's
Principal Executive Offices:
Checkerboard Square
St. Louis, Missouri 63164
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank, N.A.
(d) NationsBank of Tennessee, N.A.
(e) NationsBank Texas Bancorporation,
Inc. (f) NationsBank of Texas, N.A.
(g) TradeStreet Investment Associates,
Inc.
(h) Boatmen's Trust Company
Item 2(b) Address of Principal Business
Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(b) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(c) 110 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(d) One NationsBank Plaza, Nashville,
Tennessee 37219-1697
(e) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(f) 901 Main Street, Dallas, Texas 75202
(g) 101 South Tryon Street, 10th Floor,
Charlotte, North Carolina 28255
(h) Boatmen's Tower, 100 North Broadway,
St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) Delaware corporation
(f) U.S. National Banking Association
(g) Maryland corporation
(h) Missouri corporation
Item 2(d) Title of Class of Securities:
Ralston-Ralston Purina Group Common
Stock
Item 2(e) CUSIP Number:
751277302
Item 3 If this statement is filed
pursuant to Rules 13d-1(b), or 13d-2
(b), check whether the person filing
is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in
Section 3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment
Company Act
(e)
X
Investment Advisor registered under
Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the
provisions of the Employee Retirement
Income Security Act of
1974 or Endowment Fund; see Subsection
240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section 240.13d-1(b)(ii)(G)
(Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered
investment advisors:
TradeStreet Investment Associates,
Inc.
Item 4 Ownership:
With respect to the beneficial ownership
of the reporting entity as of 12/31/97,
see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less
of a Class:
If this statement is being filed to
report
the fact that as of the date hereof the
reporting person has ceased to be the
beneficial owner of more than five percent
of the class of securities, check the
following
Item 6 Ownership of More Than Five Percent
on Behalf of Another Person:
To the extent that the reported shares are
held in various fiduciary accounts,
dividends and the proceeds of such shares
are payable to other persons, including
such accounts, the beneficiaries or
settlors thereof or a combination of such
persons. In certain instances, other
persons (including beneficiaries and
settlors) may be deemed to have the
power to direct receipt of dividends or
the proceeds of the sale of shares
reported herein. To the best of the
undersigned's knowledge and belief, no one
other person has such an economic interest
relating to more than 5% of the class of
reported shares.
Item 7 Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the
Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company
of the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries,
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary,
NationsBank of Texas, N.A., classifiable
under Item 3(b) as a Bank as defined in
Section 3(a)(6) of the Securities Exchange
Act of 1934.
c. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank, N.A., which is a holding
company of its subsidiary, TradeStreet
Investment Associates, Inc., a registered
investment advisor under the Investment
Advisors Act of 1940.
Item 8 Identification and Classification
of Members of the Group:
Except for the relationships referred to
in Item 7 hereof, the reporting entities
do not affirm the existence of a group.
This Form is filed on behalf of each of
the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired
in the ordinary course of business and
were not acquired for the purpose of and
do not have the effect of changing or
influencing the control of the issuer of
such securities and were not acquired in
connection with or as a participant in any
transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify that
the information set forth in this
statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES, INC.
BOATMEN'S TRUST COMPANY
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President